UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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ConnectOne Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 25, 2021

NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of ConnectOne Bancorp, Inc. (the “Company”), the holding company for ConnectOne Bank (the “Bank”), will be held via webcast on May 25, 2021 at 9:15 a.m. for the purpose of considering and voting upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1.	The election of twelve (12) directors of the Company, each to serve for the terms described in the proxy statement or until his or her successor is elected and shall qualify;

2.	To vote, on an advisory basis, to approve the executive compensation of the Company’s named executive officers, as described in this proxy statement;

3.	To approve an amendment to our Certificate of Incorporation, as amended, to increase the number of authorized shares of our common stock, no par value per share, from 50,000,000 to 100,000,000;

4.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2021; and

5.	Such other business as shall properly come before the Annual Meeting.

Due to guidance from the Federal and New Jersey state governments regarding the impact of the COVID-19, this year’s Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. You will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CNOB2021. Because the Annual Meeting is virtual and being conducted via live webcast, shareholders will not be able to attend the Annual Meeting in person. Details regarding how to participate in the meeting online and the business to be conducted at the meeting are more fully described in the accompanying proxy statement.

Only holders of record of shares of the Company’s common stock (the “Common Stock”) at the close of business on April 6, 2021 will be entitled to vote at the Annual Meeting.

If you are participating in the Annual Meeting by webcast, you may vote online during the meeting even if you have already returned your proxy.

Very truly yours, Frank Sorrentino III Chairman of the Board of Directors

Englewood Cliffs, New Jersey
April 15, 2021

Important notice regarding the availability of Proxy Materials for the Annual Meeting of
Shareholders to be held on May 25, 2021.

We are distributing our proxy materials to shareholders via the U.S. Securities and Exchange Commission “Notice and Access” rules. We believe this approach allows us to provide shareholders with a timely and convenient way to receive proxy materials and vote, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. We are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) beginning on or about April 15, 2021, rather than paper copies of the Proxy Statement, the proxy card and our annual report on Form 10-K for the fiscal year ended December 31, 2020. The Notice of Internet Availability contains instructions on how to access the proxy materials, vote and obtain, if desired, a paper copy of the proxy materials.

CONNECTONE BANCORP, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON May 25, 2021

This Proxy Statement is being furnished to shareholders of ConnectOne Bancorp, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held via webcast at 9:15 a.m. on May 25, 2021. We are holding our Annual Meeting via webcast to help ensure the health and safety of our shareholders, employees and directors, and to comply with guidance from the Federal and New Jersey state governments regarding the impact of the COVID-19 pandemic. Because the Annual Meeting is virtual and being held via live webcast, shareholders will not be able to attend the Annual Meeting in person but may participate by joining the live webcast. Please go to: www.virtualshareholdermeeting.com/CNOB2021 for instructions on how to participate in the Annual Meeting. Any shareholder may participate and listen live to the webcast of the Annual Meeting over the Internet at such site. Shareholders of record as of April 6, 2021 may vote and submit questions either in advance of or while participating in the Annual Meeting via the Internet by using the control number included in the on the proxy statement or proxy card. The webcast starts at 9:15 a.m. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

About the Annual Meeting

Why have I received these materials?

The accompanying proxy is solicited by the Board of Directors of ConnectOne Bancorp, Inc. (referred to throughout this Proxy Statement as the “Company” or “we”), the holding company for ConnectOne Bank, in connection with our Annual Meeting that will take place virtually on May 25, 2021. You are cordially invited to electronically attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

Holders of Common Stock as of the close of business on April 6, 2021, will be entitled to vote at the Annual Meeting. On April 6, 2021, there were outstanding and entitled to vote 39,724,433 shares of Common Stock, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

How do I vote my shares at the Annual Meeting?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name as of April 6, 2021 on the Company’s stock records maintained by our transfer agent, Broadridge Financial Solutions, Inc.), you may vote by proxy or online at the Annual Meeting. To vote by proxy, you may use one of the following methods:

●	Telephone voting, by dialing the toll-free number and following the instructions on your proxy card.

●	Internet voting, by accessing the Internet at the web address stated on the proxy card and following the instructions.

●	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

If you hold your shares in “street name”, i.e., through a broker or other custodian, you must follow the voting instructions provided to you by your broker or custodian.

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Can I change my vote after I return my proxy card?

Any shareholder of record has the power to revoke their proxy at any time before it is voted. You may revoke your proxy before it is voted at the Annual Meeting by:

●	voting again by telephone or the Internet, or completing a new proxy card with a later date – your latest vote will be counted;

●	filing with the Secretary of the Company written notice of such revocation; or

●	participating in the virtual Annual Meeting and voting online.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting online or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

Why is it important to vote my shares?

If we do not have a quorum present at the Annual Meeting, we will need to adjourn the meeting to solicit additional proxies. This will cause additional expense and delay for the Company.

What vote is required to approve each item?

Pursuant to the New Jersey Business Corporation Act (“NJBCA”), directors are elected by the affirmative vote of a plurality of the votes cast. Notwithstanding the foregoing, in accordance with the Company’s Bylaws, each of the Company’s directors has submitted an irrevocable resignation from the Board, which shall become effective in the event such director does not receive at least a majority of the votes cast in any uncontested election. In such event, the director’s resignation will become effective at the earlier of (i) the selection of a replacement director by the Board of Directors, or (ii) 90 days after certification of such stockholder vote. Accordingly, in the event that a nominee for re-election to the Board receives a plurality of the votes cast, but not a majority, he or she shall be re-elected to the Board under the provisions of the NJBCA, but his or her service shall continue only until such resignation becomes effective. Therefore, as a practical matter, re-election to a new term on the Board requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The nonbinding resolution with respect to executive compensation, together with the proposal for the adoption of the amendment to the Company’s Certificate of Incorporation and the proposal for the ratification of the appointment of the independent registered public accountants, require the affirmative vote of a majority of the votes cast at the Annual Meeting by shares represented online or by proxy.

Summary of the Proposals

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

●	FOR the directors’ nominees to the Board of Directors;

●	FOR approval of the non-binding resolution with respect to executive compensation;

●	FOR approval of the amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock; and

●	FOR ratification of the appointment of Crowe LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2021.
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With respect to any other matters that properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of the Company. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

The Company will bear the cost of soliciting proxies. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. In addition, we have retained Laurel Hill Advisory Group, LLC at an estimated cost of $6,500 plus reimbursement of out-of-pocket expenses, including per call fees for each call made, to assist in the solicitation of proxies. We also have agreed to indemnify Laurel Hill Advisory Group, LLC against certain liabilities in connection with this proxy solicitation.

Why is the Company amending its Certificate of Incorporation?

The Company’s Certificate of Incorporation currently authorizes up to 50 million shares of Common Stock, and approximately 40 million shares are presently issued and outstanding. As a result, there are only approximately 10 million shares available for future issuance for any purposes, including future acquisitions, raising capital, or any other permitted purposes. As of the date of this Proxy Statement, the Company has no current plans to issue additional shares, other than pursuant to previously approved equity plans.

The Board of Directors believes it is in the best interests of the Company and its stockholders to increase the number of authorized shares of Common Stock to provide the Company with flexibility to consider and plan for future general corporate needs, including, but not limited to, capital raising, financing transactions, potential merger and acquisition transactions, employee stock or benefit plan needs, stock splits, stock dividends or other general corporate purposes.

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PROPOSAL 1 - ELECTION OF DIRECTORS

The Certificate and By-Laws of the Company provide that the number of Directors shall not be less than five (5) or more than twenty-five (25) and permit the exact number to be determined from time to time by the Board of Directors.

Under our Corporate Governance Guidelines, members of our Board of Directors may not be nominated for a new term on the Board after their 75th birthday. In accordance with this provision, Mr. Alexander A. Bol is retiring from service on our Board and will not stand for election at this meeting. We thank Mr. Bol for his long service to the Company.

We are pleased to announce that Dr. Anson M. Moise has been nominated to serve on our Board of Directors. Dr. Moise is a well-respected anesthesiologist and pain management specialist, operating primarily in the greater New York / New Jersey marketplace as Medical Director and a member of the Governing Board of Health of the East Ambulatory Surgical Center and as an attending physician in several area hospitals. Dr. Moise also serves as Chairman of YoursDrs, a telemedicine software company, and is active in his community, including as the co-founder of a substance abuse clinic, helping those with addiction to opioids and other illicit drugs. We look forward to Dr. Moise joining the Board of Directors.

For 2021, there are twelve (12) nominees for Director. There are no arrangements or understandings between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee.

The Board of Directors of the Company has nominated for election to the Board of Directors the persons named below, each of whom currently serves as a member of the Board. If elected, each will serve until the 2022 Annual Meeting of Shareholders, and until his or her replacement has been duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

The following table sets forth the names, ages, principal occupations, and business experience for all nominees, as well as their prior service on the Board, if any. Unless otherwise indicated, principal occupations shown for each Director have extended for five or more years.

NOMINEES FOR ELECTION

Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since - Expires
Frank Sorrentino III, Chairman of the Board and CEO	59	Chairman of the Board & Chief Executive Officer of the Company and the Bank.	2014 – 2021
Frank W. Baier, Director	55	Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company.	2014 – 2021
Stephen T. Boswell, Lead Independent Director	67	President & Chief Executive Officer of Boswell Engineering.	2014 – 2021
Frank Huttle III, Director	67	Currently a partner at the law firm of Pashman Stein Walder Hayden P.C. Formerly a partner and of counsel to the law firm of Decotiis, Fitzpatrick, Cole and Giblin. Formerly the President of Hudson Capital Properties, a real estate management and investment company, and Executive Vice President and General Counsel of Hudson Media Inc., a diversified magazine service and holding company. Mr. Huttle also served as the Mayor of the City of Englewood, New Jersey until December 2018.	2014 – 2021
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Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since - Expires
Michael Kempner, Director	63	President & Chief Executive Officer, MWWPR.	2014 – 2021

Nicholas Minoia, Director	65	Managing Partner of Diversified Properties and Diversified Realty Advisors, both full service real estate development companies specializing in the development, construction and management of multifamily communities.	2009 – 2021

Anson M. Moise, M.D., Nominee	41	Member, Governing Board of Health East Ambulatory Surgical Center; Attending Physician, Englewood Hospital Medical Center; Chairman, YourDrs, a telemedicine software enterprise; Attending Physician, Holy Name Medical Center; Owner & Medical Director, Health East Medical Alliance, Medical Director, Health East Ambulatory Surgical Center; formerly attending physician at Hackensack University Medical Center.	Not Applicable

Katherin Nukk-Freeman, Director	52	Co-founder of Nukk-Freeman & Cerra PC, a law firm specializing in labor and employment law.	2018 – 2021

Joseph Parisi, Jr., Director	61	Chairman of the Board and CEO of Otterstedt Insurance Agency; Former Mayor, Borough of Englewood Cliffs (November 2005 until January 2016).	2014 – 2021

Daniel Rifkin, Director	50	Managing Partner of Rifkin & Company, CPA’s, LLP; President of PayServ Corporation; former Vice Chairman of Greater Hudson Bank.	2019 – 2021

Mark Sokolich, Director	57	Mayor of Fort Lee, New Jersey; Managing Partner of Law Office of Mark J. Sokolich, a real estate, zoning and commercial law firm.	2020 – 2021

William A. Thompson, Director	63	Managing Director, Spencer Pierce Capital LLC (investment bank) (2015 – present).	1994 – 2021

No Director of the Company is also currently a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

The Company encourages all directors to attend the Company’s annual meeting. Each then current member of the Company’s Board of Directors participated in the Company’s 2020 virtual Annual Meeting of Shareholders.

Required Vote

IN ORDER TO BE ELECTED TO A FULL TERM ON THE BOARD OF DIRECTORS, DIRECTORS MUST RECEIVE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES VOTING AT THE ANNUAL MEETING. SEE “WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?” ABOVE.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

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CERTAIN INFORMATION ABOUT THE BOARD OF DIRECTORS

Frank Sorrentino III, Chairman of the Board and Chief Executive Officer, 59: Mr. Sorrentino became Chairman and Chief Executive Officer of the Company commencing as of the closing of the Merger with the former ConnectOne Bancorp, Inc. (“Legacy ConnectOne”) on July 1, 2014 (the “Merger”). Prior to this, Mr. Sorrentino served as Chairman and Chief Executive Officer of Legacy ConnectOne and the Bank. Prior to becoming an officer of Legacy ConnectOne and the Bank, Mr. Sorrentino was a founder of the Bank and a builder and construction manager in Bergen County, New Jersey. Through his business contacts in our market, Mr. Sorrentino has been able to bring customers and investors to the Company, and his real estate experience in our market is of great value to the Board. In addition, as the Company’s senior executive officer, his insight on the Company’s operations is invaluable to the Board.

Stephen T. Boswell, Lead Independent Director, 67: Mr. Boswell was a founding organizer of the Bank. His firm, Boswell Engineering, Inc., for which he has served as President and Chief Executive Officer since 1990, is involved in many projects in our market. Through his business activities, Mr. Boswell has a strong sense of business conditions in our market that is invaluable to the Board.

Frank W. Baier, Director, 55: Mr. Baier currently serves as Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company. Mr. Baier has an extensive background in finance. Mr. Baier also served as Legacy ConnectOne’s Executive Vice President and Chief Financial Officer from July 2011 through September 2012. Mr. Baier’s extensive background and understanding of finance proves invaluable to the Board.

Frank Huttle III, Director, 67: Mr. Huttle was a founding organizer of the Bank. Mr. Huttle is a partner at the law firm of Pashman Stein Walder Hayden P.C., and was formerly a partner and of counsel to the law firm of Decotiis, Fitzpatrick, Cole and Giblin. Mr. Huttle also served as the Mayor of the City of Englewood, New Jersey until December 31, 2018. Prior to entering his legal practice in 1988, he was a Partner with Touche Ross  & Co. Mr. Huttle also served as President of Hudson Capital Properties, a real estate management and investment company, and as Executive Vice President and General Counsel of Hudson Media Inc., a diversified magazine service and holding company. Mr. Huttle’s extensive experience in the insurance, mortgage banking and real estate industries provides valuable insight to the Board.

Michael Kempner, Director, 63: Mr. Kempner was a founding organizer of the Bank. He has over 30 years of public relations and marketing experience and has served as President and Chief Executive Officer for MWWPR since 1985. His experience as the head of a locally based media company has proved invaluable to the Board.

Nicholas Minoia, Director, 65: Mr. Minoia’s experience as a principal of a full-service real estate group and his knowledge about the real estate market led the Board to conclude that Mr. Minoia should serve as a director.

Anson M. Moise, M.D., Board Nominee, 41: Dr. Moise is a physician, graduating from Cornell Medical College and board certified in both anesthesiology and pain management. Dr. Moise currently serves as a member of the Governing Board of the Health East Ambulatory Surgical Center and as an attending physician at several area hospitals. He also serves as the Chairman of YourDrs, a telemedicine software company, and an owner of Health East Medical Alliance. He previously served as the Medical Director, Pain Specialists of New York  & New Jersey. He is the co-founder of a substance abuse clinic, which helps those addicted to opioids and other illicit drugs. Dr. Moise is a long-time resident of our Bergen County market area, with professional experience in both the New Jersey & New York markets. He is deeply committed to the community through his medical practice and affiliations with medical organizations and associations. If elected, this appointment would mark Dr. Moise as the first medical professional to the Company's Board, adding unique professional and social perspective, which will be valuable as the Company grows into a modern financial services company. These factors led the Nominating and Corporate Governance Committee to conclude that Dr. Moise would make a valuable contribution to the Board.

Katherin Nukk-Freeman, Director, 52, Ms. Nukk-Freeman is the co-founder of Nukk-Freeman  & Cerra, P.C. a labor and employment law firm located in New York and New Jersey, as well as the co-founder of SHIFT HR Compliance Training. She has also served on the Board of Directors of the New York Society of Security Analysts (2010-2016), the Advisory Board of the Healthcare Businesswomen’s Association (2009 - 2019), as General Counsel to The Healthcare Marketing  & Communications Council (2005 – 2009), on the Board of Trustees, Susan G. Komen Breast Cancer Foundation, Human Resources Committee (2004 – 2010), the Board of Trustees, The New Jersey Symphony Orchestra; Human Resources Committee (1999-2008) and the Board of Directors of the Commerce

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and Industry Association of New Jersey (2013 – 2016). Ms. Nukk-Freeman’s expertise in employment law, and best business practices in Human Resources and Diversity, Equity and Inclusion, coupled with her entrepreneurial undertakings, provides the Board with a unique and invaluable perspective.

Joseph Parisi, Jr., Director, 61: Mr. Parisi was a founding organizer of the Bank. Mr. Parisi has served in various roles as account executive, claims executive, branch manager, COO, President and Chief Executive Officer of Otterstedt Insurance Agency since 1979. He also served as Mayor for the Borough of Englewood Cliffs, New Jersey, from November 2005 to January 2016. His experience in the insurance industry and as the former Mayor of a town in our market allow him to provide valuable insight to the Board on conditions affecting our customers.

Daniel Rifkin, Director, 50: Mr. Rifkin has been a certified public accountant since 1993 and, since 1999, has served as the Managing Partner of Rifkin  & Company, CPA’s, LLP. In such role, Mr. Rifkin provides accounting services to both business enterprises and individuals, including tax planning, tax preparation, compilations, audits, and reviews. In addition, he serves as the President of Payserv Corporation, a payroll processing and human resource management company. Mr. Rifkin is a member of the American Institute of CPAs and the New York State Society of CPAs. Mr. Rifkin joined the Board of Directors in connection with the acquisition by the Company of Greater Hudson Bank, effective as of January 2, 2019. During his tenure at Greater Hudson Bank, he served as Vice Chairman from 2008 until its acquisition, and as Audit Committee Chairman for approximately five years. Mr. Rifkin’s expertise in accounting matters, and as the proprietor of locally owned businesses, provides him with unique perspective valuable to the Company’s Board.

Mark Sokolich, Director, 57: Mr. Sokolich is an attorney and the Managing Partner of the Law Office of Mark J. Sokolich, a real estate, zoning and commercial law firm in Fort Lee, New Jersey, which he co-founded. Mr. Sokolich has been the Mayor of Fort Lee since 2008 and formerly served on the Fort Lee City Council for two years. Mr. Sokolich’s experience as a Mayor with expertise in municipal, redevelopment and real estate law would enable him to provide a dynamic and valuable perspective to the Board. Mr. Sokolich joined the Board of Directors in connection with the acquisition by the Company of Bank of New Jersey, effective as of January 2, 2020.

William A. Thompson, Director, 63: Mr. Thompson’s management and business experience led the Board to conclude that Mr. Thompson should serve as a director.

Diversity Statement

When the Board determines there is a need to fill a director position, we begin to identify qualified individuals for consideration. We seek individuals that possess skill sets that a prospective director will be required to draw upon in order to contribute to the Board, including professional experience, education, and local knowledge.

The Company takes pride in serving one of the most diverse, robust markets in the nations. As the Company continues to grow, the Board believes that it is critical to have a board composition of varying skill sets, perspectives, experiences, and diverse backgrounds to make for a balanced and effective board that serves as a reflection of the communities it leads while positioning the Company address the evolving needs of the organization.

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INFORMATION ABOUT THE BOARD OF DIRECTORS AND MANAGEMENT

Security Ownership of Management

The following table sets forth information as of April 6, 2021 regarding common stock and other equity securities of the Company beneficially owned by all Directors, executive officers described in the compensation table, and by all Directors and executive officers as a group, and by shareholders known to the Company to own at least 5% of the Company’s issued and outstanding shares of common stock. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the Director or executive officer can vest title in himself at once or within sixty (60) days. Beneficially owned shares also include shares over which the named person has sole or shared voting or investment power, shares owned by corporations controlled by the named person, and shares owned by a partnership in which the named person is a partner.

	Shares of Common Stock		Percentage of Common Stock Beneficially Owned
Directors:
Frank Sorrentino III	790,392	(1)	1.99%
Frank W. Baier	94,113		0.24%
Alexander A. Bol	138,358		0.35%
Stephen T. Boswell	277,315	(2)	0.70%
Frank Huttle III	173,620	(3)	0.44%
Michael Kempner	357,069	(4)	0.90%
Nicolas Minoia	51,785	(5)	0.13%
Katherin Nukk-Freeman	7,510		0.02%
Joseph Parisi Jr.	266,310	(6)	0.67%
Daniel Rifkin	202,508	(7)	0.51%
Mark Sokolich	87,510		0.22%
William A. Thompson	102,691	(8)	0.26%

Executive Officers Who are Not Directors:
William S. Burns	92,284		0.23%
Christopher Ewing	37,211		0.09%
Elizabeth Magennis	95,583	(9)	0.24%
Michael McGrover	30,045		0.08%
As a Group (16 persons)	2,804,304		7.05%

5% Shareholders:
Black Rock, Inc.	2,528,258	(10)	6.36%
Dimensional Fund Advisors LP	2,340,744	(11)	5.89%

____________________

(1)	Includes 46,925 shares held in the name of Morgan Stanley f/b/o Frank Sorrentino III, IRA

(2)	Includes (i) 233,739 held by an irrevocable trust for benefit of Mr. Boswell’s spouse and descendants (of which the reporting person’s spouse, adult daughter and unrelated third person are trustees), and to which Mr. Boswell has no economic interest, (ii) 25,500 held by an irrevocable trust for the benefit of Mr. Boswell and his descendants (of which an unrelated third person is trustee) and (iii) 1,578 shares purchasable upon the exercise of stock options.

(3)	Includes (i) 37,666 shares held in the name of Morgan Stanley f/b/o Frank Huttle III, IRA, (ii) 6,500 shares held as trustee of the Francesca Huttle 2004 Family Trust, (iii) 6,500 shares held as trustee of the Alexandra Huttle 2004 Family Trust, (iv) 158,744 shares held in the name of Mr. Huttle’s spouse, (v) 6,500 shares held by an LLC in which spouse is a member, (vi) 1,578 shares purchasable upon the exercise of stock options.

(4)	Includes (i) 1,578 shares purchasable upon the exercise of stock options and (ii) 277,066 common shares pledged as collateral for a loan.
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(5)	Includes (i) 1,056 shares owned jointly an unaffiliated third-party, and (ii) 6,946 shares purchasable upon the exercise of stock options.

(6)	Includes (i) 37,869 shares held in the name of Otterstedt Insurance Agency, of which Mr. Parisi is part owner, (ii) 8,038 shares held by Mr. Parisi as custodian for his children, and (iii) 1,578 shares purchasable upon the exercise of stock options.

(7)	Includes (i) 16,194 shares held in the name of Stifel Nicolaus f/b/o Daniel Rifkin IRA, (ii) 154,994 shares owned jointly with Mr. Rifkin’s wife, and (iii) 16,856 shares held in the name of Stifel Nicolaus f/b/o Sheila Rifkin IRA.

(8)	Includes (i) 8,338 shares held by Mr. Thompson’s spouse and children, and (ii) 6,473 shares purchasable upon the exercise of stock options.

(9)	Includes 5,158 shares purchasable upon the exercise of stock options.

(10)	All information regarding the number of shares beneficially owned and the percent of ownership by BlackRock, Inc., was obtained from the 13G filed with the U.S. Securities and Exchange Commission on February 12, 2020. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(11)	All information regarding the number of shares beneficially owned and the percent of ownership by Dimensional Fund Advisors, LP, was obtained from the 13G filed with the U.S. Securities and Exchange Commission on February 12, 2020. The address of Dimensional Fund Advisors, LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

There are no shareholders other than those set forth above who are known to the Company to beneficially own 5% or more of the Common Stock of the Company.

Board of Directors; Independence; Committees

The Board of Directors held a total of fifteen (15) meetings in the year ended December 31, 2020. The Company’s policy is that all Directors make every effort to attend each meeting. For the year ended December 31, 2020, each of the Company’s Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Board committees on which the respective Directors served.

A majority of the Board consists of individuals who are “independent” under the NASDAQ listing standards. In making this determination the Board has considered the following:

●	The Company and the Bank have used Mr. Kempner’s firm, MWW Group, to provide advertising and public relations assistance and advice. The Board considered, among other factors, the fees paid to MWW Group as a percentage of the firm’s total revenue (less than 1%) and Mr. Kempner’s personal income and determined that the engagement of MWW Group did not interfere with Mr. Kempner’s exercise of independent judgment in carrying out the responsibilities of a director.

●	In the past, the Company has utilized the services of Nukk-Freeman & Cerra, P.C., a labor and employment law firm, or SHIFT HR Compliance Training, LLC., a company providing human resources related educational training. Director Katherin Nukk-Freeman is a principal of Nukk-Freeman & Cerra, P.C. and a co-founder of SHIFT HR Compliance Training, LLC. In 2019, the Company paid Nukk-Freeman & Cerra, P.C. less than $1,000 for legal services rendered, and the Company paid SHIFT HR Compliance Training, LLC. approximately $2,900 for generic educational services. The Company did not utilize the services of Nukk-Freeman & Cerra, P.C. or SHIFT HR Compliance Training, LLC in 2020.

●	The Bank has used a law firm in which Mr. Sokolich is a partner to provide legal and closing services on a limited number of loans to third party customers, for which the firm was paid a de minimus amount of legal fees. The Board considered, among other factors, the fees paid Mr. Sokolich’s firm as a percentage of the firm’s total revenue (less than 1%) and Mr. Sokolich’s personal income and determined that the foregoing did not interfere with Mr. Sokolich’s exercise of independent judgment in carrying out the responsibilities of a director.
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●	Several directors, including Messrs. Boswell, Huttle, Kempner and Parisi, each own a direct or indirect interest in a limited liability company which acts as a landlord for two of the Bank’s branches, See – CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. The Board has further considered the fact that (i) Director Minoia also owns an interest in an entity which owns the Bank’s Summit branch and (ii) Director Rifkin owns an interest in (x) an entity which owns the Bank’s Bardonia, New York branch, and (y) an entity which owns the Bank’s Blauvelt, New York branch. The Board has concluded that based on interest in the rental payments compared to their overall net worth and cash, membership in such limited liability company does not interfere with their exercise of independent judgment in carrying out the responsibilities of a director.

Mr. Sorrentino, who serves as the Chairman and Chief Executive Officer, is not independent. Shareholders wishing to communicate directly with the independent members of the Board of Directors may send correspondence to ConnectOne Bancorp, Inc., attn.: Stephen T. Boswell, Lead Independent Director, 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Ethics governing our Chief Executive Officer and senior financial and accounting officers, as required by the Sarbanes-Oxley Act and SEC regulations, as well as the Board of Directors and other senior members of management. Our Code of Ethics governs such matters as conflicts of interest, use of corporate opportunity, confidentiality, compliance with law and the like. Our Code of Ethics is available on our website at www.connectonebank.com under “About”, then “Investor Relations”, then “Documents and Notifications.”

Committees

Committees of Our Board of Directors

Our Board of Directors frequently conducts business through committees. Our most significant committees are the Audit and Risk Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. The table below sets forth the membership of these committees:

Committee	Membership
Audit and Risk Committee	Frank W. Baier*, Stephen T. Boswell, Frank Huttle III, Nicholas Minoia, and Daniel Rifkin
Nominating and Corporate Governance Committee	Frank Huttle III*, Nicholas Minoia, Katherin Nukk-Freeman and William A. Thompson
Compensation Committee	Stephen T. Boswell*, Katherin Nukk-Freeman, and William A. Thompson
____________________

*	Chairman

Audit and Risk Committee

We maintain an Audit and Risk Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit and Risk Committee is responsible for the selection of the independent registered public accounting firm for the annual audit and to establish, and oversee the adherence to, a system of internal controls. The Audit and Risk Committee reviews and accepts the reports of our independent auditors and regulatory examiners. The Audit and Risk Committee arranges for an annual audit through its registered independent public accounting firm, evaluates and implements the recommendations of the auditors as well as interim audits performed by our outsourced internal auditors, receives all reports of examination by bank regulatory agencies, analyzes such regulatory reports, and reports to the Board the results of its analysis of the regulatory reports. The Audit and Risk Committee met four (4) times during 2020. The Board of Directors has adopted a written charter for the Audit and Risk Committee which is available on our website at www.connectonebank.com. The Board has determined that Frank W. Baier, a member of Audit and Risk Committee beginning in 2018, qualifies as an “audit committee financial expert” under the Rules of the Securities and Exchange Commission.

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Independence of Audit and Risk Committee Members

All members of the Audit and Risk Committee are “independent” under the NASDAQ listing standards, meet the independence standards of the Sarbanes-Oxley Act for service on an audit committee, and are financially literate and can read and understand financial statements, as required by the Audit and Risk Committee charter.

Audit and Risk Committee Report

The Audit and Risk Committee meets periodically to consider the adequacy of the Company’s financial controls and the objectivity of its financial reporting. The Audit and Risk Committee meets with the Company’s independent auditors and the Company’s internal auditors, all of whom have unrestricted access to the Audit and Risk Committee.

In connection with this year’s financial statements, the Audit and Risk Committee has reviewed and discussed the Company’s audited financial statements with the Company’s officers and Crowe LLP, our independent auditors. We have discussed with Crowe LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, (“Communication with Audit Committees”). We also have received the written disclosures and letters from Crowe LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and have discussed with representatives of Crowe LLP their independence.

Based on these reviews and discussions, the Audit and Risk Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year 2020 for filing with the U.S. Securities and Exchange Commission.

Frank W. Baier (Chairman)
Stephen T. Boswell
Frank Huttle, III
Nicholas Minoia

Daniel Rifkin

Compensation Committee

During 2020, our Compensation Committee consisted of Stephen T. Boswell, Kathern Nukk-Freeman, and William A. Thompson.

Charter

The Board has defined the duties of its Compensation Committee in a charter. A copy of the current Compensation Committee charter is available on the Company’s website at www.connectonebank.com under “For Shareholders” and then under “Documents and Notifications.”

Authority, Processes and Procedures

The Compensation Committee is responsible for administering the Company’s equity compensation plans, for establishing the compensation of the Company’s President and Chief Executive Officer and for the Board of Directors, and for recommending to the Board the compensation of the other executive officers. The Compensation Committee also establishes policies and monitors compensation for the Company’s employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members, as well as outside compensation consultants, regarding issues relevant to determinations made by the Compensation Committee. Mr. Sorrentino participates in Committee deliberations regarding the compensation of other executive officers but does not participate in deliberations regarding his own compensation.

Independence of Compensation Committee Members

The Committee is comprised solely of independent directors.

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Consultants

The Compensation Committee recognizes that it is essential to receive objective advice from an outside compensation consultant. Currently, the Compensation Committee utilizes Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian reports directly to the Compensation Committee and attends meetings as requested. The Compensation Committee has assessed Meridian’s independence relative to the NASDAQ listing rules and determined that there are no conflicts of interest. The Compensation Committee also closely examines the safeguards and steps Meridian takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes into consideration that:

●	the Compensation Committee directly hired and has the authority to terminate Meridian’s engagement;

●	the Compensation Committee solely determined the terms and conditions of Meridian’s engagement, including the fees charged;

●	Meridian and its consultants have direct access to members of the Compensation Committee during and between meetings;

●	Meridian does not provide any other services to the Company, the Bank, its directors or executives; and

●	interactions between Meridian and its consultants and management generally are limited to discussions on behalf of the Compensation Committee and information presented to the Compensation Committee for approval.

Nominating Committee Matters

Independence of Nominating and Corporate Governance Committee Members

All members of the Nominating and Corporate Governance Committee of the Board have been determined to be “independent directors” pursuant to the definition contained in NASDAQ Rule 5605.

Procedures for Considering Nominations Made by Shareholders

The Nominating and Corporate Governance Committee charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than for candidates who have previously served on the Board or who are recommended by the Board. The Company’s bylaws state that a nomination must be delivered to Company’s Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 50th  day or earlier than the close of business on the 75th day prior to the anniversary of the preceding year’s annual meeting; provided, however, that if less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The bylaws require a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director it elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

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Qualifications

The charter of the Nominating and Corporate Governance Committee describes the minimum qualifications for nominees to the Board and the qualities or skills that are necessary for directors to possess. Each nominee:

●	must satisfy any legal requirements applicable to members of the Board;

●	must have business or professional experience that will enable such nominee to provide useful input to the board in its deliberations;

●	must have a reputation, in one or more of the communities serviced by the Company and its subsidiaries, for honesty and ethical conduct;

●	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a bank holding company; and

●	must have experience, either as a member of the board of directors of another public or private company or in another capacity that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board

Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The Nominating and Corporate Governance Committee’s charter provides that there will be no differences in the manner in which the committee evaluates nominees recommended by shareholders and nominees recommended by the committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing board members will include:

●	a review of the information provided to the Nominating and Corporate Governance Committee by the proponent;

●	if requested, a review of reference letters from at least two sources determined to be reputable by the Nominating and Corporate Governance Committee; and

●	a personal interview of the candidate, together with a review of such other information as the Nominating and Corporate Governance Committee shall determine to be relevant.

Third Party Recommendations

In connection with the 2021 annual meeting, the Nominating and Corporate Governance Committee did not receive any nominations from any shareholder or group of shareholders that owned more than 5% of common stock for at least one year.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee “interlocks,” which generally means that no executive officer of the Company or the Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a director or member of the Compensation Committee of the Company.

Board Leadership; Lead Independent Director

Mr. Frank Sorrentino III, the Company’s President and CEO, also serves as Chairman. The Board considered the fact that Mr. Sorrentino had served as Chairman, President and CEO of our predecessor company, believed that that structure had worked well for the predecessor company and noted the success that Mr. Sorrentino had in growing the predecessor company. The Board believes that the combination of these two roles at this time provides the benefit of a more consistent communication and coordination throughout the organization. This, in turn, will result in a more effective and efficient implementation of corporate strategy and is important in unifying the Company’s strategy behind a single vision.

Our Board has also appointed Mr. Stephen T. Boswell, an independent director, to serve as Lead Independent Director of the Board. As Lead Independent Director, Mr. Boswell is charged with presiding over all Board meetings when the Chairman is not present, and presides over meetings of the non-management directors held in executive

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session. The Lead Independent Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Majority Vote Requirement

Although the NJBCA provides that elections to the Board of Directors are approved under a plurality voting standard, the Company’s has adopted a “majority voting” standard in uncontested elections in its bylaws. Pursuant thereto, each director has delivered to the Board an irrevocable resignation, which shall become effective in the event that, in an uncontested election, such director receives fewer “for” votes than “against” or “withhold” votes. Such resignation shall become effective upon (i) the selection of a replacement director, or (ii) 90 days after certification of such stockholder vote. The Board believes that this strategy best places ultimate authority of Board composition in the hands of the Company’s shareholders.

Risk Oversight

Risk is an inherent part of the business of banking. Financial risks faced by the Bank include credit risk relating to its loans and interest rate risk as it pertains to its entire balance sheet. The Bank is also exposed to non-financial risks relating to its operations, personnel, and regulatory environment, as well as extraneous risks surrounding regional and global socioeconomic conditions. The Board of Directors oversees these risks through the adoption of policies and by delegating oversight to certain committees, such as the Audit and Risk Committee, which is chartered with the responsibility to oversee and manage the risk profile of the Bank. This is accomplished through risk assessments, periodic committee meetings, and reporting from risk owners and control functions. Other committees focus on risks arising from specific Company activities, including the Loan and Asset/Liability Committee of the Bank. These committees exercise oversight by establishing a corporate environment that promotes timely and effective disclosure, fiscal accountability and compliance with all applicable laws and regulations. In addition, in order to enhance its risk oversight, the Company has retained a Chief Risk Officer in the fourth quarter of 2020.

Hedging and Pledging Policy

The Company considers it inappropriate for any director or officer to enter into speculative transactions in the Company’s securities to attempt to separate the economic risk of holding the Company’s securities from the ownership of the securities. The Company’s insider trading policy therefore prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. The policy does not prohibit directors, officers, and other employees from pledging the Company’s securities they own as collateral. The prohibitions also do not apply to a broker-assisted cashless exercise of stock options granted as part of a Company incentive plan.

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EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (the “Committee”) and the Company are both committed to a pay-for-performance philosophy. This Compensation Discussion  & Analysis (CD&A) provides information about the strategies and policies developed to ensure that executive compensation is strongly correlated with the Company’s overall performance and the individual performance of our executives.

Our Named Executive Officers (NEOs) for 2020 were:

Frank Sorrentino III	Chairman, President, & Chief Executive Officer
William S. Burns	Executive Vice President & Chief Financial Officer
Elizabeth Magennis	Bank President
Christopher Ewing	Executive Vice President & Chief Operations Officer
Michael McGrover	First Senior Vice President & Chief Credit Officer

Executive Summary

Business Results

Fiscal year 2020 represented a year of significant challenges for the Company, the economy and the United States as a nation. Starting in March, the COVID-19 pandemic challenged every facet of our business. Our employees faced “stay at home” orders and the temporary closure of our branches, and during the course of the year significant numbers of our employees worked remotely. The economy of our metropolitan New York trade area faced, in succession, lock-downs and closings, re-openings with major restrictions, a lessening of restrictions and then re-imposition of more stringent restrictions. Following regulatory guidance, we worked with our borrowers most affected by the pandemic and government response, offering loan payment deferrals and other assistance. Due to the economic uncertainty caused by the pandemic, we significantly increased our provisions for loan losses.

Despite this disruption, our overall financial performance was strong with reported net income of $71.3 million. We ended the year in solid fashion, as our fourth quarter earnings exceeded earnings for the third quarter of 2020 and earnings for the fourth quarter of 2019. We achieved solid growth in our loan portfolio, shareholders’ equity and tangible book value per share, while continuing to maintain strong asset quality. We believe we are well positioned for even stronger performance as the economy begins its recovery from the pandemic. During 2020, we accomplished the following:

●	Strong financial operating performance despite the disruption and economic dislocation caused by the COVID-19 pandemic

■	For the full-year 2020, return on assets, return on tangible common equity and the efficiency ratio were 0.96%, 10.80% and 40.9%, respectively

■	For the second half of 2020, return on assets, return on tangible common equity and the efficiency ratio were 1.34%, 15.13% and 39.8%, respectively

■	For the full-year 2020, our pretax-pre provision operating earnings as a percent of assets was approximately 2%, placing us among the top performing banks nationwide.

●	Our net interest margin widened each and every quarter of the year increasing to 3.50% for the 4th quarter of 2020 from 3.36% for the 4th quarter of 2019.

●	We were an active participant in the SBA’s Paycheck Protection Program, helping businesses in our marketplace by directly originating approximately $500 million in PPP loans, and placing hundreds of millions of additional loans through our BoeFly fintech subsidiary.

●	Tangible book value per share increased by 8.9% to $17.49 on December 31, 2020 from $16.06 at year-end 2019.

●	Our risk-based capital ratios increased significantly over the course of the year. The Common Equity Tier 1 ratio increased to 10.79% from 9.95% and the Total Capital ratio increased to 15.08% from 12.96%.
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●	Asset quality remained strong. Our nonperforming assets ratio remained stable at 0.81% at year-end 2020 compared to 080% at year-end 2019. We increased our reserves by more than $40 million, largely to protect against potential COVID-related loan losses. Our loan loss reserve ratio increased to 1.27% from 0.75%.

●	We completed and seamlessly integrated our acquisition of Bancorp of New Jersey on January 2, 2020, adding approximately $780 million of loans and deposits of $785 million.

In making compensation decisions, both in setting base salaries for 2021 and in determining bonus payments for 2020, our Compensation Committee decisions reflected the impact of the COVID-19 pandemic on our results, our stock performance and our markets.

2020 Compensation Decisions in Support of our Pay for Performance Philosophy

The Company had strong operational results and success during 2020, and expanded both through organic growth and acquisition. Our executive compensation program, practices and pay decisions are directly aligned with shareholders through rigorous stock ownership guidelines and equity based long-term incentives. As a result, our executive team does better when our stockholders see greater returns.

Our Compensation Approach

Our long range mission is to produce value for our shareholders by providing outstanding service and responsiveness to the markets and customers we serve. These goals are reflected in the Company’s compensation programs for its executive officers by:

●	Ensuring that our key NEO’s maintain and hold a significant equity interest in the Company, thereby further aligning management interests with those of the shareholders, by making a significant portion of incentive compensation payable in Company stock and through robust stock ownership guidelines for our NEO’s;

●	Creating balanced incentives that do not encourage NEOs to expose the Company to inappropriate risks by providing excessive compensation that could lead to material loss;

●	Providing a market competitive overall compensation package so that the Company may attract, retain and reward highly qualified, motivated and productive executives; and

●	Rewarding individuals based on their responsibility and achievements within a framework that is internally equitable.

Performance-Based Compensation

Pay-for-performance is a key objective of our executive compensation program. A significant portion of our compensation program focuses on performance-based pay that rewards our achievements on an annual basis as well as our ability to deliver long-term value to our stockholders. We have a balanced approach to total compensation that includes a mix of base/fixed pay and variable/performance-based pay, a proportion of cash and equity and a proportion of short- and long-term incentive compensation. For the fiscal year 2020, our compensation targets and pay mix (targeting market median) are show below and represent our goal to provide:

●	Significant portion of target pay that is at-risk and based on performance

●	Meaningful portion of pay that is denominated as equity

●	Half of our equity shares will vest only if predetermined performance goals are achieved
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CEO Target Pay Mix	Other NEOs Target Pay Mix (1)

____________________

(1)	Weighted Average of the Named Executive Officers other than the Chief Executive Officer

Compensation Design Principles and Governance Best Practices

The design principles of our executive compensation programs are intended to protect and promote the interests of our stockholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholder’s long-term interests.

●	What We Do:

■	Pay for Performance — We provide a significant portion of pay based on performance (short- and long-term)

■	Sound Risk Management — We discourage excessive risk taking and have designed our incentive plans with appropriate risk-mitigating features

■	Caps on Incentives — We subject both short and long-term incentive payments to caps

■	Clawback — We have adopted a clawback policy requiring the return of incentive compensation in the event of a financial restatement

■	Stock Ownership Guidelines — We require our executives and directors to own and hold significant shares in our Company

■	Double-Trigger Change-in-Control (CIC) — CIC benefits pursuant to employment or change in control agreements are only paid upon a termination event following a CIC

■	Independence — The Committee engages an independent compensation consultant

■	Competitive Benchmarking — We benchmark our compensation practices to ensure executive compensation is consistent with market

●	What We Don’t Do:

■	Tax Gross-Ups — We do not provide excise tax gross-ups on benefits or in change-in-control agreements

■	Stock Option Repricing — Our equity plans do not permit repricing of stock options that are out-of-the-money

■	Excessive Perquisites — We do not permit perquisites other than those that are business-related
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■	Dividends — We do not pay current dividends or dividend equivalents on unearned performance units or restricted stock units.

■	Hedging — Our insider trading policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership.

Say on Pay/Say on Frequency

The Company solicited a shareholder advisory vote on executive compensation in 2020, which received approval of 95.0% of the shares voted. Our shareholders have approved an annual advisory vote on executive compensation, and accordingly we will provide our shareholders an opportunity this year to approve our executive compensation on an advisory basis. While the say on pay vote is a formal means for soliciting shareholder feedback, the Company welcomes the opportunity to engage with shareholders any time.

Executive Compensation Objectives and Policies

We use our executive compensation programs to align the interests of executive officers with our shareholders. Our programs are designed to attract, retain and motivate leadership to support our growth and sustain our competitive advantage. Our compensation opportunities are aligned with the competitive market with actual pay that is designed to vary dependent on performance. We utilize a balance of fixed and variable pay components, cash and equity, and short and long-term performance horizons to determine our pay. Our compensation program is designed to support our business strategies, align our pay with our performance and reinforce sound compensation governance to mitigate excessive risk taking. The table below gives an overview of the compensation components used in our program and matches each with one or more of the objectives described above.

Compensation Component	Purpose/Objective
Base Salary	●provides a competitive level of fixed income based on role, experience and individual performance; target market median

Annual Incentive Plan
●motivates and rewards executives for performance on key financial, operational and individual objectives in support of our annual business plan and broader corporate strategies
●rewards vary based on performance (higher performance will result in above market median pay; lower performance will result in below market median pay)

Long-Term Incentive Plan
●aligns executives’ interests with those of shareholders through equity-based compensation
●rewards executives for long-term shareholder value creation
●encourages retention through multiple year vesting
●motivates and rewards executives for performance – vesting and value is tied to achievement of specific performance and/or stock price appreciation

Other Benefits	●provides a base level of competitive benefits for executive talent

Employment Agreements/ Severance & CIC Agreements
●provides employment security to key executives
●focuses executives on company performance and transactions that are in the best interests of shareholders, regardless of the impact such transactions may have on the executive’s employment

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Peer Group  & Competitive Benchmarking

The Compensation Committee typically conducts comprehensive benchmark reviews every other year. In November 2019, the Committee engaged the independent consultant to update the peer group and competitive benchmarking for consideration in setting 2020 compensation. The 2020 peer group consisted of publicly traded Mid-Atlantic, Connecticut, Massachusetts, and Rhode Island bank holding companies with a total asset range of $4 billion to $18 billion, with a goal to target our assets at the median.

2020 Peer Group
Atlantic Union Bankshares Corporation	Flushing Financial Corporation
Berkshire Hills Bancorp, Inc.	Independent Bank Group, Inc.
Bridge Bancorp, Inc.	Independent Bank Corp.
Brookline Bancorp, Inc.	Lakeland Bancorp, Inc.
Bryn Mawr Bank Corporation	OceanFirst Financial Corp.
Cadence Bancorporation	Peapack-Gladstone Financial Corporation
Customers Bancorp, Inc.	Provident Financial Services, Inc.
Dime Community Bancshares, Inc.	Sandy Spring Bancorp, Inc.
Eagle Bancorp, Inc.	Univest Financial Corporation
First Midwest Bancorp, Inc.	Washington Trust Bancorp, Inc.
First of Long Island Corporation

2020 Executive Compensation Program and Pay Decisions:

Base Salary

The Compensation Committee reviews salaries each year with a goal to retain competitive positioning with market as the Company continues to grow. The Committee considerers the benchmark data provided by the consultant, performance, experience and any unique contributions of the role(s) as appropriate. Based on data provided by the independent consultant, the Committee determined that increases for each of the Named Executive Officers’ salary was appropriate and reflected for positioning relative to market, executive performance, and the Company’s continued strong asset growth, performance and diversification. The table below summarizes the salaries effective as of January 1, 2019 and January 1, 2020, which reflected modest competitive adjustments in line with our significant growth:

Executive	2019 Base Salary	2020 Base Salary	Percent Increase
Frank Sorrentino III	$800,000	$825,000	3.1%
William S. Burns	420,000	430,000	2.4
Elizabeth Magennis	400,000	450,000	5.0
Christopher Ewing	360,000	375,000	4.2
Michael McGrover	305,000	315,000	3.3

In light of the impact and uncertainty of the COVID-19 pandemic on the economy, our operations and the trading markets, our Compensation Committee determined that, with the exception of Ms. Magennis, base salary increases were not appropriate for 2021. However, Ms. Magennis was promoted to President of the Bank in 2021, and the Committee determined that, in light of her additional duties and market compensation for the position, as raise was warranted for Ms. Magennis. Accordingly, the Compensation Committee approved the following base salaries:

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Executive	2021 Base Salary	Percent Increase From 2020
Frank Sorrentino III	$825,000	— %
William S. Burns	430,000	—
Elizabeth Magennis	450,000*	7.1
Christopher Ewing	375,000	—
Michael McGrover	315,000	—
____________________

*	Ms. Magennis’s base annual salary was increased to $450,000 on December 1, 2020, concurrent with her promotion to Bank President.

Annual Incentive

An important element of our performance-based pay program is our Executive Annual Incentive Plan, which provides cash incentives based on attaining pre-established goals. Each participant has a target incentive opportunity expressed as a percentage of base salary, although actual payouts can range from a 50% payout at threshold performance to 150% of target for stretch performance, with no payout below threshold. The 2020 incentive targets are summarized below.

Executive	Target Incentive Opportunity (+/- 50% for each performance goal for threshold, target and stretch)
Frank Sorrentino III	75%
William S. Burns	50
Elizabeth Magennis	50
Christopher Ewing	50
Michael McGrover	35

The Compensation Committee establishes performance measures on an annual basis that are tied specifically to the Company’s financial performance (return on average assets, operating efficiency ratio and tangible book value) and individual executive performance. The weights and performance goals of these factors are summarized in the following table:

Performance Measure	Weight	Threshold (50%)	Target (100%)	Stretch (150%)
Core Return on Assets (ROA)	25%	0.95%	1.15%	1.35%
Operating Efficiency Ratio (1)	25%	44.0%	42.0%	40.0%
Tangible Book Value Per Share	25%	$16.25	$16.65	$17.00
Individual Strategic Performance	25%		Varies
____________________

(1)	The Operating Efficiency Ratio is calculated as total noninterest expenses, excluding non-operating expenses, divided by the sum of (i) net interest income, on a fully taxable equivalent basis, less the benefit of purchase accounting fair value marks and (ii) noninterest income, excluding securities gains and nonrecurring items.

At the end of the year, the Compensation Committee determined a payout percentage based on an assessment of the Company’s three quantitative financial measures (determined formulaically without any adjustments in recognition of COVID-19 or economic impact) as well as an assessment of each executive’s performance and contribution toward strategic goals. The corporate results were calculated as follows:

Performance Measure	2020 Performance	Result	Payout Result
Core Return on Assets (ROA)	1.16%	Above Target	102.5%
Operating Efficiency Ratio	40.9%	Above Target	127.5%
Tangible Book Value Per Share	$17.49	Above Stretch	150.0%
Individual Strategic Performance		(See Below)	Varies

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The average of the performance payout results shown above, without taking into account an individual performance accomplishments, would have indicated a payout of 126.7% of the targeted payout. However, in light of the impact and uncertainty of the COVID-19 pandemic on the economy, our operations and the trading markets, our Compensation Committee determined to cap the payout for financial metrics at 125% of the targeted payout.

In determining the performance on the individual portion of the annual incentive, the Committee considered its assessment of the Chief Executive Officer’s performance and the Chief Executive Officer’s evaluation of the Named Executive Officers’ performance. In light of strong performance on operational, strategic, financial shareholder metrics, and in consideration of the significant individual and collective achievements of the executive team during 2020, the Committee approved payouts of up to 125% of target on the individual performance portion for all Named Executive Officers. The table below summarizes some of the key accomplishments considered by the Committee in determining the individual component.

Named Executive Officers	Select 2020 Individual Results
Frank Sorrentino III
●Exhibited strong leadership as the strategic plan goals were offset by the emergence of the COVID pandemic in 2020, including:
■Maintaining our “People First” and “Sense of Urgency” culture throughout the entire organization
■Understanding the rapidly changing marketplace and moving the Company to function in a new untested environment
■Leading the movement to support clients in their time of need including being among the first institution to fund a PPP Loan in the nation.
■Maintained the discipline to keep the conversion  of the Bank of New Jersey transaction on track through a completely digital process.
■Mentoring and coaching of all senior management team members in this rapidly changing environment to focus on the transition required internally as well as the support of our clients
■Continued and doubled down on the “Technology Forward” strategy at multiple levels of the organization of our “Digital Everything” strategy
■Provided the leadership necessary to guide the BoeFly division to support the majority of its client base and rebuild the entire the technology platform in the process
●Continued effective leadership at the Board level on various initiatives including corporate governance, risk management and diversity
●Promoted the Company's image nationally by appearing on  nationally recognized media channels while become recognized as thought leader in the changing economic environment.

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Named Executive Officers	Select 2020 Individual Results
William S. Burns
●Completed Bank New Jersey Acquisition achieving record cost saves and earnings accretion
●Readied the Company for CECL accounting standard
●Oversaw the widening of the Bank’s net interest margin through strategic positioning during a period when most Bank’s margins contracted
●Promoted efficiency across the organization culminating in a best-in-class efficiency ratio
●Led issuance of Subordinated holding company debt during one of the worst stages of the pandemic
●Ran process and negotiated sale of branches to Rhinebeck
●Maintained relationships with sell side securities analysts leading to increased coverage and all “buy” ratings for the Company

Elizabeth Magennis
●Successfully integrated Bancorp of New Jersey acquisition from both a staff and client perspectives.
●Transitioned the bank to a largely remote operation due to COVID with minimal disruption
●Oversaw Paycheck Protection Plan lending originating nearly $500 million in loans helping to support the local economy
●Led loan deferment process under the CARES Act, providing relief to clients and protecting the Bank’s capital and reserves
●Continued to streamline operations utilizing technology to maintain best-in-class efficiency

Christopher Ewing
●Oversaw operational integration of Bancorp of New Jersey acquisition into the Company
●Managed relationship with our core systems provider, reducing our costs despite significant growth in accounts
●Played critical role with the onset of COVID. Due to the Remote Access technology in place, the mass movement of staff from an office environment to 95% Remote Workforce was successfully completed with no disruption of service
●Initiated contactless cards, one of the first regional banks to do so
●Upgraded the call center and installed a new technology center
●Supported our BoeFly subsidiary by re-engineering bVerify, Market Place and its website. Added workflow improvements that enhanced the experience for all BoeFly stakeholders.

Michael McGrover
●Directed Credit Officers on special projects during the pandemic that included the SBA PPP loan program and loan deferments
●Guided the integration of the Bank of New Jersey credit culture and underwriting process into the Company’s
●Oversaw changes and enhancements to the Bank’s credit policy to mitigate potential risk resulting from the Pandemic, new loan products and overall growth
●Continued to develop and implement functionality on the nCino platform to improve risk rating accuracy

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Executive	2020 Target Annual Incentive Award (1)	2020 Actual Annual Incentive Award
Frank Sorrentino III	$618,750	$773,438
William S. Burns	215,000	268,750
Elizabeth Magennis	225,000	281,250
Christopher Ewing	187,500	225,000
Michael McGrover	110,250	104,738
____________________

(1)	Based upon base salary at year end 2020.

Long-Term Incentives – Equity-Based Awards

The Company’s long-term incentive plan (“LTIP”) is designed to be performance-based, align executives with shareholder interest and promote the long-term success of the Company. In March 2020, the Committee approved a target long-term incentive award (split evenly between performance shares and time vested restricted stock).

2020 LTIP Mix–All NEOs

Time-vested restricted stock unit (RSU) awards have a target opportunity but can be granted based on the Compensation Committee’s assessment of business environment, affordability, and corporate and individual performance. The value of awards granted may vary from 0% – 150% of target for that component, based on the Committee assessment. Once granted, restricted stock vests ratably over a three-year period.

Performance-based restricted shares (Performance shares) are granted at target and earned based on our three-year performance for the period January 1, 2020 through December 31, 2022. The potential number of shares that can vest will range from 0% to 150% of the target levels depending on our Core Return on Average Assets (Core ROA) performance relative to an industry index. Core ROA was determined by the Compensation Committee to be an effective indicator of executives’ performance and ability to influence the profitability of the Company. Strong ROA over time, particularly relative to industry competitors, enhances the Company’s performance and aligns with shareholder value.

The Industry Index allows for relative comparison of the Company’s performance to the performance of other banks of similar size/region during the same time period. The Industry Index consists of banks in the Mid-Atlantic and Northeast Region with total assets between $2.5 billion and $12.5 billion, traded on the NASDAQ or NYSE exchanges.

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Performance shares vest after three years based on the Company’s Core ROA performance relative to the Industry Index banks in accordance with the payout scale below:

CNOB Ranking vs. Industry Index	% of Performance Units Earned (2020 – 2022)
75th percentile and above	150%
50th percentile	100%
40th percentile	50%
Below 40th percentile	0%

Below is a summary of the 2020 grants.

Performance shares were issued in March 2020 at target, since vesting is dependent upon actual performance during the three-year period commencing January 1, 2020 and ending December 31, 2022.

Restricted Stock Units were granted in March 2020 based on the Compensation Committee’s holistic reflection of 2019 Company and Individual performance. Considerations in determining the award of restricted stock included continued strong profitability and low operating efficiency ratio, and individual performance contributions that collectively resulted in a strong market positioning for the Company going forward. Based on this assessment, the Committee approved grants at 150% of target.

Grants were approved by the Committee as follows:

	Performance Shares		Restricted Stock Units		Total
Executive	Target # Shares	Grant Value	# Shares	Grant Value	Grant Value
Frank Sorrentino III	38,301	$412,502	57,451	$618,747	$1,031,249
William S. Burns	11,978	129,003	17,967	$193,505	322,508
Elizabeth Magennis	11,699	125,998	17,549	$189,003	315,001
Christopher Ewing	10,446	112,503	15,669	$168,755	281,259
Michael McGrover	5,118	55,121	7,678	$82,692	137,813

By policy, we do not pay current dividends or dividend equivalents on unearned performance units or restricted stock units.

2018 – 2020 Performance Share Vesting

Performance shares granted in the first quarter of 2018 were designed to vest between 0% to 150% of target based on the Company’s relative core return on assets compared to an industry index (i.e., U.S. bank holding companies headquartered in the Northeast and Mid-Atlantic regions with total assets between $2.0 billion and $10.0 billion as of year-end 2017). Based on data reported by S&P Global for the period January 1, 2018 through December 31, 2020, the Company’s actual core return on assets of 1.24% ranked at the 79th percentile resulting in the vesting of 150% of the target performance shares.

Benefits and Other Compensation

Retirement Benefits and Perquisites

One of the goals of the Company’s compensation program is to provide limited retirement benefits to our NEO’s as an additional retention tool. The Company therefore entered into Supplemental Executive Retirement Plans with each of its NEO’s. The benefits under each plan differ based upon a number of factors, including, among others, the participant’s age, the reason for any separation from service, and whether the participant has met the vesting requirements set forth in the plan at the time of any payment triggering event. In addition, Executives participate in the ConnectOne Bank 401(k) Retirement Plan, which is offered to all Bank employees. As stated in the Executive Compensation Objectives and Policies section, the Bank does not place emphasis on perquisites for NEOs, although a car allowance is provided to this group to offset any and all automobile expenses (mileage, tolls, insurance, gas) incurred as part of their job duties.

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Employment Agreements

The Company is party to employment agreements with several executives. The following is a summary of those agreements.

Mr. Sorrentino’s Employment Agreement

The employment agreement with Mr. Sorrentino has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Sorrentino will receive an annual base salary of $735,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Sorrentino for his reasonable business expenses, and provide him with a $1,250 monthly car allowance. In the event that Mr. Sorrentino’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Sorrentino will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Sorrentino’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid, and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Mr. Burns’ Employment Agreement

The employment agreement with Mr. Burns has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Burns will receive an annual base salary of $381,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Burns for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Burns’ employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Burns will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Burns’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination, based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Ms. Magennis’ Employment Agreement

The employment agreement with Ms. Magennis has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Ms. Magennis will receive an annual base salary of $352,000, subject to increase as determined by the Board. She will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Ms. Magennis for her reasonable business expenses, and provide her with a $750 monthly car allowance. In the event that Ms. Magennis’ employment is terminated without “cause” or she resigns for “good cause”, as such terms are defined in the employment agreement, she is entitled to receive a lump sum cash payment equal to one and a half (1.5) times the sum of her current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Ms. Magennis will receive: (i) a lump sum cash payment equal to two (2) times the sum of Ms. Magennis’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination, based on actual performance

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and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Mr. Ewing’s Employment Agreement

The employment agreement with Mr. Ewing has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Ewing will receive an annual base salary of $310,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Ewing for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Ewing’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to three-fourths (0.75) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Ewing will receive: (i) a lump sum cash payment equal to one (1) times the sum of Mr. Ewing’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Roles  & Responsibilities

Compensation Committee

The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. This includes oversight of the total compensation programs for the Company’s CEO and other executive officers, including all Named Executive Officers. The Committee is comprised solely of independent directors. The Committee receives input and data from Finance and Human Resources functions as well as outside consultants and advisors to provide external reference and perspective.

The Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity and other benefits and perquisites. The Committee reviews the Chief Executive Officer’s performance annually and makes decisions regarding the Named Executive Officers’ compensation, including base salary, incentives and equity grants based on this review. The Compensation Committee reviews its decisions with the full Board of Directors.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resources, accounting or other advisors, or consultants as it deems desirable or appropriate. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation. The Committee has direct access to and meets periodically with the compensation consultant independently of management.

Independent Compensation Consultant

The Compensation Committee retains Meridian Compensation Partners LLC as its compensation consultant. Meridian reports directly to the Committee and performs no other work for the Company. The Consultant carries out its responsibilities to the Committee as requested by the Committee. The Committee has reviewed and concluded that Meridian’s consultation services comply with the standards adopted by the SEC and by NASDAQ with respect to compensation advisor independence and conflicts of interest.

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Management

Although the Committee makes independent determinations on all matters related to compensation of the Named Executive Officers, certain members of management may be requested to attend or provide input to the Committee. Input may be sought from the Chief Executive Officer, Chief Financial Officer, or others to ensure the Committee has the information and perspective it needs to carry out its duties.

In particular, the Committee seeks input from the Chief Executive Officer on matters relating to strategic objectives, Company performance goals and input on his assessment of the Named Executive Officers, including contribution and individual performance of each of his direct reports. The Chief Executive Officer and the Chief Financial Officer often assist the Committee on matters of design, administration and operation of the Company’s compensation programs.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation. The Committee regularly meets in executive session without management present. While the Chief Executive Officer makes recommendations on other Named Executive Officers, the Committee is ultimately responsible for approving compensation for all Named Executive Officers. The Chief Executive Officer’s compensation is discussed in executive session without members of management, including the Chief Executive Officer, present.

Additional Information about Our Compensation Practices

As a matter of sound governance, we follow certain practices with respect to our compensation program. We regularly review and evaluate our compensation practices in light of regulatory developments, market standards and other considerations.

Anti-Hedging Policy

Our insider trading policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership.

Policy on Incentive Compensation Clawback

The Company has a clawback policy requiring the return of incentive compensation in the event of a financial restatement. Specifically, if the Company restates its financial statements, then, to the fullest extent permitted by law, the Company shall require each current or former executive officer, to reimburse such compensation that would have been in excess of that which would have been paid based to him or her upon the financial statements as so restated.

Stock Ownership Guidelines

The Compensation Committee has a stock ownership policy that requires officers with the title Executive Vice President and above, together with members of the Board, to own a significant amount of the Company’s stock. Specific guidelines are:

●	Six (6) times the then annual base salary for the Chief Executive Officer

●	Three (3) times the then annual base salary for the Bank President and the Executive Vice President, Chief Financial Officer

●	Two (2) times the then annual base salary for other Executive Vice Presidents

●	Directors are expected to achieve ownership equal to five (5) times the sum of (i) the then-current annual cash retainer and (ii) the then-current value of the annual equity award.
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The period to achieve compliance is five (5) years from the later of (1) the day the individual become subject to the policy, or (2) the day of adoption of these guidelines, which was December 22, 2015. The Compensation Committee monitors ownership levels and compliance on an annual basis. Below is a summary of shares that qualify for the ownership requirements described above (unexercised stock options and unvested performance shares are excluded):

●	Beneficially owned shares that the individual owns or has voting power over, including the power to vote (including restricted shares), or to direct the voting; and/or, investment power including the power to dispose or to direct the disposition.

●	Shares owned by an individual in the Company’s benefit plans (e.g., 401(k)).

The following table provides each named executive officer’s compliance with the Stock Ownership Guidelines:

	Salary	Required Ownership Guideline	Requirement ($)	Requirement in Shares (1)	Shares owned at 12/31/20
Frank Sorrentino III	$825,000	6x	$4,950,000	196,976	778,426
William S. Burns	430,000	3x	1,290,000	51,333	88,842
Elizabeth Magennis	450,000	3x	1,350,000	53,721	86,639
Christopher Ewing	375,000	2x	750,000	29,845	34,471
Michael McGrover	315,000	n.a.	0	—	28,220
____________________

(1)	Based the Company’s share price as of April 6, 2021.

Risk Assessment Review

The Committee reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements, and various policies and practices of the Company that mitigate this risk. Within this framework, the Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of the Company. In particular, the Committee focuses on the risks associated with the design of each plan, the mitigation factors that exist for each plan, additional factors that could be considered and an overall risk assessment with respect to the plans. All of our plans have links to corporate or business line results that allow for funding to be adjusted downward, awards are capped, and our governance procedures ensure awards are reviewed for appropriateness before they are distributed.

We have determined our executive and employee incentive compensation plans are not reasonably likely to have a material adverse effect on the Company. Further, it is both the Committee’s and management’s intent to continue to evolve our processes going forward by monitoring regulations and best practices for sound incentive compensation.

Accounting  & Tax Treatment of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit to the executive.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual non-performance based compensation over $1.0 million paid to their named executive officers. In December 2017, the Tax Cuts and Jobs Act was enacted. Under the Tax Cuts and Jobs Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years commencing on or after January 1, 2018. Accordingly, commencing with our fiscal year ended December 31, 2018, compensation to our NEOs in excess of $1,000,000 not awarded prior to November 2, 2017, will generally not be deductible. The Committee will continue to evaluate the impact of the elimination of the performance-based exemption on its compensation programs. The Committee may award compensation in the future that is not fully deductible under Section 162(m) if the Committee believes that such compensation will help the Company achieve its business objectives and serve the best interests of its shareholders.

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Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement with management. Based on the Compensation Committee’s review of and discussion with management with respect to the CD&A, the Compensation Committee has recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

The foregoing report is provided by the Compensation Committee of the Board of Directors:

Stephen T. Boswell (Chair)
Kathern Nukk-Freeman
William A. Thompson

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Summary Compensation Table

The following table sets forth for the prior three years the compensation paid to (a) the Company’s Chief Executive Officer and Chief Financial Officer and our three other most highly compensated executive officers earning in excess of $100,000 serving as of the fiscal year ended December 31, 2020, (collectively the “Named Executive Officers”):

							Change
							in pension
							value and
							non-qualified
						Non-equity	deferred
				Stock	Option	incentive plan	compensation	All other
		Salary	Bonus	Awards (1)	Awards	compensation	earnings	compensation (2)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Frank Sorrentino III,	2020	$825,000	—	$1,031,249	—	$773,438	$185,691	$33,015	$2,848,394
Chairman & Chief	2019	800,000	—	849,999	—	780,000	125,191	32,597	2,587,787
Executive Officer	2018	800,000	—	749,986	—	540,000	—	26,815	2,116,801
William S. Burns,	2020	$430,000	$—	$322,508	$—	$268,750	$122,343	$28,782	$1,172,383
Executive Vice President &	2019	420,000	—	262,515	—	315,000	86,908	28,073	1,112,496
Chief Financial Officer	2018	411,000	—	205,499	—	221,940	—	20,830	859,269
Elizabeth Magennis,	2020	$422,500	$—	$315,001	$—	$281,250	$32,898	$25,178	$1,076,827
Executive Vice President &	2019	400,000	—	250,000	—	300,000	19,330	24,916	994,246
Bank President	2018	385,000	—	192,489	—	207,900	—	18,062	803,451
Chris Ewing,	2020	$375,000	$—	$281,259	$—	$225,000	$94,333	$28,782	$1,004,374
Executive Vice President &	2019	360,000	—	225,010	—	270,000	64,404	26,597	946,011
Chief Operations Officer	2018	340,000	—	170,011	—	183,600	—	19,894	713,505
Michael McGover,	2020	$315,000	$—	$137,813	$—	$104,738	$45,088	$24,620	$627,259
First Senior Vice President &	2019	305,000	—	133,430	—	160,125	31,556	24,808	654,919
Chief Credit Officer	2018	295,000	—	110,603	—	119,475	—	17,328	542,406
____________________

(1)	Stock awards reported in 2020 reflect the grant date fair value of restricted stock units awards and performance units awards under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”) granted by the Compensation Committee under the Equity Incentive Plan, which permits the Compensation Committee to determine to pay awards, in whole or in part, in the form of grants of stock-based awards under the Long-Term Stock Incentive Plan. Restricted stock units awards are time-based, while the performance units awards are performance-based.

Time-based restricted stock units awards

The value of the time-based restricted stock units awards reported in column (e) for each of our Named Executive Officers’ were as follows:

Value of Restricted
Stock Unit Awards
Name	Issued in 2020 (a)
Frank Sorrentino III	$618,747
William S. Burns	193,505
Elizabeth Magennis	189,003
Christopher Ewing	168,755
Michael McGrover	82,692

(a)	These values are based on probable outcome values of awards. Restrictions on time-based restricted stock units awards lapse at the rate of one-third each year over a three-year period.
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Performance units awards

Restrictions on performance-based awards lapse based on achievement of the performance goals set forth in the awards agreement based on performance as compared to peer groups. The following tables details the value of the performance units award at the time they were granted, assuming a probable outcome regarding performance, and the value assuming the maximum achievement of performance goals

Name	Target Value at Grant Date	Maximum Value at Grant Date
Frank Sorrentino III	$412,502	$618,753
William S. Burns	129,003	193,505
Elizabeth Magennis	125,998	188,997
Christopher Ewing	112,503	168,755
Michael McGrover	55,121	82,681

(2)	Mr. Sorrentino’s total includes a $15,000 annual car allowance for 2018, 2019 and 2020.

POST-TERMINATION BENEFITS

Employment Agreements

The Company and the Bank are parties to employment agreements with Messrs. Frank Sorrentino III, our Chairman, Chief Executive Officer, and President, William S. Burns our Executive Vice President and Chief Financial Officer, Christopher Ewing, our Executive Vice President and Chief Operations Officer, and Ms. Elizabeth Magennis, our Bank President. Each of these agreements include provisions with respect to post-termination benefits, as described below.

In the event that Mr. Sorrentino’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Sorrentino will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Sorrentino’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid, and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Sorrentino assuming a triggering termination of employment occurred on December 31, 2020, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

			Involuntary
			Termination without
	Involuntary		Cause or Resignation
	Termination without		for Good Reason
	Cause or Resignation	Change in	following a Change in
Payments and Benefits	for Good Reason	Control	Control
Cash Compensation	$4,228,125	$0	$4,950,000
Value of Continued Health and Welfare Benefits	$26,273	$0	$26,273
Acceleration of Stock Awards	$0	$2,636,912	$2,636,912
Acceleration of Benefits Pursuant to Supplemental
Executive Retirement Plan	$0	$0	$916,366 *
____________________

*	Pursuant to the Supplemental Executive Retirement Plan, Mr. Sorrentino’s benefit will accelerate upon a change of control if followed by a separation of service within 2 years of the date thereof, irrespective of whether it was a termination “without cause” or a resignation for “good reason.”
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In the event that Mr. Burns’ employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated target bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Burns will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Burns’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Burns assuming a triggering termination of employment occurred on December 31, 2020, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

			Involuntary
			Termination without
	Involuntary		Cause or Resignation
	Termination without		for Good Reason
	Cause or Resignation	Change in	following a Change in
Payments and Benefits	for Good Reason	Control	Control
Cash Compensation	$1,827,500	$0	$2,150,000
Value of Continued Health and Welfare Benefits	$33,928	$0	$33,928
Acceleration of Stock Awards	$0	$818,468	$818,468
Acceleration of Benefits Pursuant to Supplemental
Executive Retirement Plan	$0	$0	$347,245 *
____________________

*	Pursuant to the Supplemental Executive Retirement Plan, Mr. Burns’ benefit will accelerate upon a change of control if followed by a separation of service within 2 years of the date thereof, irrespective of whether it was a termination “without cause” or a resignation for “good reason.”

In the event that Ms. Magennis’ employment is terminated without “cause” or she resigns for “good cause”, as such terms are defined in the employment agreement, she is entitled to receive a lump sum cash payment equal to one and a half (1.5) times the sum of her current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Ms. Magennis will receive: (i) a lump sum cash payment equal to two (2) times the sum of Ms. Magennis’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Ms. Magennis assuming a triggering termination of employment occurred on December 31, 2020, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

			Involuntary
			Termination without
	Involuntary		Cause or Resignation
	Termination without		for Good Reason
	Cause or Resignation	Change in	following a Change in
Payments and Benefits	for Good Reason	Control	Control
Cash Compensation	$1,237,500	$0	$1,575,000
Value of Continued Health and Welfare Benefits	$13,893	$0	$13,893
Acceleration of Stock Awards	$0	$793,500	$793,500
Acceleration of Benefits Pursuant to Supplemental
Executive Retirement Plan	$0	$0	$342,766 *
____________________

*	Pursuant to the Supplemental Executive Retirement Plan, Ms. Magennis’ benefit will accelerate upon a change of control if followed by a separation of service within 2 years of the date thereof, irrespective of whether it was a termination “without cause” or a resignation for “good reason.”
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In the event that Mr. Ewing’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to three-fourths (0.75) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Ewing will receive: (i) a lump sum cash payment equal to one (1) times the sum of Mr. Ewing’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Ewing assuming a triggering termination of employment occurred on December 31, 2020, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

			Involuntary
			Termination without
	Involuntary		Cause or Resignation
	Termination without		for Good Reason
	Cause or Resignation	Change in	following a Change in
Payments and Benefits	for Good Reason	Control	Control
Cash Compensation	$609,375	$0	$750,000
Value of Continued Health and Welfare Benefits	$35,350	$0	$35,350
Acceleration of Stock Awards	$0	$709,630	$709,630
Acceleration of Benefits Pursuant to Supplemental
Executive Retirement Plan	$0	$0	$316,188 *
____________________

*	Pursuant to the Supplemental Executive Retirement Plan, Mr. Ewing’s benefit will accelerate upon a change of control if followed by a separation of service within 2 years of the date thereof, irrespective of whether it was a termination “without cause” or a resignation for “good reason.”

In addition, the Registrant is also a party to a Supplemental Executive Retirement Plan with Michael McGrover, its First Senior Vice President  & Chief Credit Officer. Pursuant thereto, Mr. McGrover’s benefit will accelerate upon a change of control if followed by a separation of service within 2 years of the date thereof. The potential payment to Mr. McGrover, assuming a triggering separation of employment following a change of control occurred on December 31, 2020 is $127,189.

CEO PAY RATIO

Frank Sorrentino III, our Chairman and Chief Executive Officer, had fiscal 2020 total compensation of $2,848,394, as reflected in the Summary Compensation Table above. We estimate that the median annual compensation for all Company employees, excluding Mr. Sorrentino, was $70,167 for 2020, based on a median total cash compensation as of December 31, 2020. As a result, Mr. Sorrentino’s 2020 annual compensation was approximately 40.6 times that of the median annual compensation for all employees.

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Grants of Plan-Based Awards

The following table represents the grants of awards to the Named Executive Officers in 2020:

									All other
								All other	stock awards:		Grant date
		Estimated future payouts			Estimated future payouts			stock awards:	Number of	Exercise or	fair value
		under non-equity incentive			under equity incentive			Number of	securities	base price	of stock
		plan awards			plan awards			shares of	underlying	of option	and option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	stock or units	options	awards	awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/share)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Frank Sorrentino III	3/20/2020				19,151	38,301	57,452	57,451			$1,031,249
William S. Burns	3/20/2020				5,989	11,978	17,967	17,967			322,508
Elizabeth Magennis	3/20/2020				5,850	11,699	17,549	17,549			315,001
Christopher Ewing	3/20/2020				5,223	10,446	15,669	15,669			281,259
Michael McGrover	3/20/2020				2,559	5,118	7,677	7,678			137,813

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each of the Named Executive Officers, information regarding outstanding stock options and stock awards as of December 31, 2020:

	Option Awards					Stock Awards
			Equity					Equity	Equity
			incentive					incentive	incentive
			plan awards:				Market	plan awards:	plan awards:
	Number of	Number of	Number of				value of	Number of	market or
	securities	securities	securities			Number of	shares or	unearned	payout value
	underlying	underlying	underlying			shares or units	units of	shares, units	of unearned
	unexercised	unexercised	unexercised	Option	Option	of stock that	stock that	or other rights	shares, units or
	options (#)	options (#)	unearned	exercise	expiration	have not	have not	that have not	other rights that
	exerciseable	un-exerciseable	options	price	date	vested	vested	vested	have not vested
Name	(#)	(#)	(#)	($)	(#)	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Frank Sorrentino III	—	—	—	$—		—	—	147,598	$2,920,968
William S. Burns	—	—	—	—		—	—	45,291	896,302
Elizabeth Magennis	—	—	—	—		—	—	43,780	866,406
Christopher Ewing	—	—	—	—		—	—	39,112	774,017
Michael McGrover	—	—	—	—		—	—	20,753	410,692
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Options Exercised and Stock Vested

The following table sets forth certain information regarding exercises of options or vesting of restricted shares during the Company’s fiscal year ended December 31, 2020 by our Named Executive Officers:

	Option awards		Stock awards
	Number of		Number of
	shares	Value	shares	Value
	acquired	realized	acquired	realized
	on exercise	on exercise	on vesting	on vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Frank Sorrentino III	24,567	$354,251	36,183	$413,571
William S. Burns	—	—	10,255	116,985
Elizabeth Magennis	—	—	9,566	109,141
Chris Ewing	—	—	8,473	96,654
Michael McGrover	—	—	5,479	62,538

Nonqualified Deferred Compensation

Supplemental Executive Retirement Plan

Each of the Company’s named executive officers are parties to a Supplemental Executive Retirement Plan Agreement and a Split Dollar Life Insurance Agreement. Subject to its terms and conditions, each Supplemental Executive Retirement Plan agreement is an unfunded promise intended to provide each of the participants with certain supplemental benefits upon retirement, or if earlier, upon his or her separation from service for certain qualifying terminations of employment. The amount and timing of payment of the supplemental retirement benefits vary based on a number of factors, including, among others, the participant’s age, the reason for any separation from service, and whether the participant has met the vesting requirements set forth in the agreement at the time of any payment triggering event.

The benefit amount payable to each Participant is a certain percentage of the Executive’s final salary, as defined in the Plan, exclusive of bonus, incentive compensation, and benefits as of the date of the termination of employment), as follows:

Participant	Final Salary Percentage
Frank Sorrentino III	25%
William S. Burns	20
Elizabeth Magennis	20
Christopher Ewing	20
Michael McGrover	10

Split Dollar Life Insurance Agreement

Pursuant to each of the Split Dollar Life Insurance Agreements, each named executive officer’s designated beneficiary will be entitled to share in the death proceeds payable under a life insurance policy owned by the Bank in the event of the participant’s death while the Agreement remains in effect. The amounts payable to the participants’ beneficiaries vary among the participants, and the age at which a participant dies.

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The following table sets forth certain information regarding nonqualified deferred compensation benefits to the Named Executive Officer of the Company during the Company’s fiscal year ended December 31, 2020:

	Nonqualified Deferred Compensation
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	contributions in	contributions	earnings in	withdrawals/	balance at last
	2020	in 2020	2020	distributions	2020
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Frank Sorrentino III	—	$185,691	—	—	$310,882
William S. Burns	—	122,343	—	—	209,251
Elizabeth Magennis	—	32,898	—	—	52,228
Chris Ewing	—	94,333	—	—	158,737
Michael McGrover	—	45,088	—	—	76,644

Director Compensation

The following table sets forth certain information regarding compensation earned by or paid to the Directors during the Company’s fiscal year ended December 31, 2020:

					Change in
					pension
					value and
					nonqualified
				Non-equity	deferred
	Fees earned or	Stock	Options	incentive plan	compensation	All other
	paid in cash	Awards	awards	compensation	earnings	compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Frank W. Baier	91,000	63,758					154,758
Stephen T. Boswell	97,000	63,758					160,758
Frank Huttle III	61,500	63,758					125,258
Michael Kempner	45,000	63,758					108,758
Nicolas Minoia	91,000	63,758					154,758
Joseph Parisi Jr.	45,000	63,758					108,758
William A. Thompson	52,000	63,758					115,758
Daniel Rifkin	49,000	63,758					112,758
Alexander Bol	66,000	63,758					129,758
Katherin Nukk-Freeman	52,000	63,758					115,758
Mark Sokolich	33,750	63,758					97,508

We pay the non-employee members of the Company’s Board an annual fee of $45,000. Board members serving on committees also receive $1,000. Committee Chairs also receive an additional stipend for this service in this role. Our Directors are also eligible to participate in our equity compensation plans. Each board member was awarded 4,379 restricted shares subject to forfeiture in 2020.

Interest of Management and Others in Certain Transactions; Review, Approval or Ratification of Transactions with Related Persons

Under its charter, the Audit and Risk Committee reviews and approves all related party transactions, other than extensions of credit by the Bank in the ordinary course of its business. Under banking regulation, those extensions of credit must be approved by the full Board of Directors. For additional procedures, see the Audit and Risk Committee charter, which is available to shareholders on the Company’s website at www.connectonebank.com under “For Shareholders” and then under “Documents and Notifications.”

By “related party transaction,” we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand.

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The Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e. corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more). These loans have all been made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the Company and do not involve more than the normal risk of collectability or present other unfavorable features.

We utilize the MWW Group to provide advertising and public relations assistance and advice. Michael Kempner, one of our directors, is the President and CEO of the MWW Group, Inc. During 2020, we paid the MWW Group a total of $186,593 for its services, including marketing, branding and related services. We believe the fees charged the Bank by the MWW Group are at least as favorable to the Bank as we could receive from an unaffiliated third party. We have continued to use the services of the MWW Group during 2021.

We utilize Otterstedt Insurance Agency (“Otterstedt”), of which one of our directors Joseph Parisi, Jr. serves as Chairman of the Board and CEO. During 2020, we paid Otterstedt a total of $231,932 in commissions attributable to Otterstedt. We believe the commissions charged the Bank by Otterstedt are at least as favorable to the Bank as we could receive from an unaffiliated third party. We have continued to use Otterstedt during 2021.

Members of our Board of Directors, including our Chairman and CEO Frank Sorrentino III and Messrs. Boswell, Huttle, Kempner and Parisi, are, either directly or through their interests in family limited liability companies, members of a limited liability company that is the sole member of two other limited liability companies which each own one of our branch locations, each of which are leased by the Bank. Our Board members collectively own 55.5% of the membership interests in this limited liability company. Each of Messrs. Sorrentino, Huttle, Parisi, and Kempner owns an 11.1% interest in the limited liability company. No director is the managing member or a manager or officer or any of the limited liability companies which serve as the landlords or the parent limited liability company.

The lease for our Cresskill branch has an initial term ending on June 30, 2026. The Bank has the option to extend the lease term for up to three additional five-year periods, or a total of fifteen additional years. The initial rent for the branch was $157,795 per year, and the rent will increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. In 2020, the rent was reset to $18,617 which was equal to the greater of the prior year’s rent, or the “market rent” as defined under the lease, and will thereafter increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease, and will then increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. For 2020, the Bank paid total rent of $223,403 for the Cresskill branch.

The lease for our John Street, Hackensack branch has a term ending on December 31, 2021. The Bank has the option to extend the lease term for up to two additional five-year periods, or a total of ten additional years. The initial rent for the branch was $148,000 per year, and the rent will increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease, and will then increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. For 2020, the Bank paid total rent of $246,207 for the John Street, Hackensack branch.

Nicholas Minoia, a member of our Board of Directors is a member of a limited liability company which owns our Summit, New Jersey branch. Mr. Minoia owns approximately 50% of the membership interests in this limited liability company, and serves as its manager. The lease for the Summit branch has a term ending on February 1, 2024. The Bank has the option to extend the lease term for up to three additional five-year periods, or a total of fifteen additional years. The initial rent for the branch was $81,000 per year, and the rent will increase as set forth in the lease. During any option period, the rent will be as per the amounts set forth in the lease. For 2020, the Bank paid total rent of $138,123 for the Summit, New Jersey branch.

Daniel Rifkin, a member of our Board of Directors, is a member of a limited liability company which owns the Bardonia branch. Mr. Rifkin owns approximately 50% of the membership interests in this limited liability company, and does not serve as its managing member. The lease for the Bardonia branch has a term ending on August 31, 2028.

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The Bank has the option to extend the lease term for one additional five-year period. The rent paid by the Bank in 2020 was $259,676, and will increase three (3%) percent yearly, including any extension terms. In the event that the Bank exercises the option to terminate occupancy rights to the second floor office space, the rent will be adjusted as set forth in the lease.

Mr. Rifkin, is also a member of a separate limited liability company which owns the Blauvelt branch. Mr. Rifkin owns approximately 50% of the membership interests in this limited liability company, and does not serve as its managing member. The lease for the Blauvelt branch has a term ending on February 28, 2028. The rent paid by the Bank in 2020 was $109,752 with increases as set forth in the lease.

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PROPOSAL 2
APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION OF THE COMPANY’S
EXECUTIVE OFFICERS

Under Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, companies with securities registered with the Securities and Exchange Commission under the Exchange Act are required to provide shareholders the opportunity to vote on a non-binding advisory proposal to approve the compensation of executives. The Company has determined to implement this requirement by providing shareholders a simple vote that indicates their position (by a yes or no vote) with respect to our executive compensation.

Our Board of Directors annually reviews and approves corporate and/or individual goals and objectives relevant to the compensation of our executive officers, evaluates performance in light of those goals and objectives, and determines compensation levels based on this evaluation, as described elsewhere in this proxy statement. In determining any long-term incentive component of compensation, the Board will consider all such factors as it deems relevant, such as performance and relative shareholder return, the value of similar incentive awards at comparable companies and the awards granted in previous years. We also believe that both the Company and shareholders benefit from these compensation policies.

The Board recommends that shareholders approve, in an advisory vote, the following resolution:

“Resolved, that the shareholders approve the executive compensation of the Company, as described in this proxy statement, including the tabular disclosure regarding executive officers in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADVISORY PROPOSAL SET FORTH ABOVE.

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PROPOSAL 3

APPROVAL AND ADOPTION OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM
50,000,000 TO 100,000,000

Background

The Company’s Certificate of Incorporation currently authorizes 5,000,000 shares of preferred stock and 50,000,000 shares of Common Stock, no par value. At the Annual Meeting, the Company’s stockholders are being asked to approve and adopt a proposal to amend the Certificate of Incorporation to increase by 50,000,000 the number of shares of Common Stock that the Company is authorized to issue, from 50,000,000 to 100,000,000 shares. The stockholders are not being asked to make any changes to the Company’s authorized shares of preferred stock.

The Board of Directors considered the proposed amendment and at a meeting held on March 30, 2021 the Board determined that the proposed amendment was advisable and unanimously approved and adopted the amendment, subject to stockholder approval at this Annual Meeting.

If stockholders approve and adopt the amendment, it will become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the State of New Jersey. The Company intends to file the amendment shortly after the Annual Meeting.

Text of the Proposed Amendment

The first sentence of Article FOURTH of the Certificate of Incorporation would be amended and restated in its entirety to read as follows:

The total number of shares of stock which the Corporation shall have authority to issue is ONE HUNDRED FIVE MILLION (105,000,000) shares, of which ONE HUNDRED Million (100,000,000) shares are designated as Common Stock, no par value (“Common Stock”), and Five Million (5,000,000) shares are designated as Preferred Stock, no par value (“Preferred Stock”).

The Certificate of Amendment to the Company’s Certificate of Incorporation is set forth in full on Exhibit “A”, which is annexed hereto and made a part hereof.

Reasons for the Proposed Amendment

The Company’s Certificate of Incorporation currently authorizes up to 50,000,000 shares of Common Stock, and approximately 40 million shares are presently issued and outstanding, leaving the Board authority to issue only an additional 10 shares available for future issuance for any purposes, including additional future acquisitions, raising capital, or any other permitted purposes. As of the date of this Proxy Statement, the Company has no current plans to issue additional shares, other than pursuant to previously approved equity plans.

The Board of Directors believes it is in the best interests of the Company and its stockholders to increase the number of authorized shares of Common Stock to provide the Company with flexibility to consider and plan for future general corporate needs, including, but not limited to, capital raising, financing transactions, potential merger and acquisition transactions, employee stock or benefit plan needs, stock splits, stock dividends or other general corporate purposes. These opportunities can arise quickly. The additional authorized shares of Common Stock would enable the Company to pursue strategic, financial, merger and acquisition or capital opportunities as they may be presented and to take timely advantage of market conditions as they may arise, without the delay and expense associated with calling and convening a special meeting of stockholders to authorize additional shares.

Although the Company has no plan, commitment or agreement as of the date of this Proxy Statement to issue additional shares of Common Stock resulting from the proposed increase in authorized shares, the Company regularly looks at and considers the desirability of issuing Common Stock in financing or merger and acquisition transactions.

41

Effect of the Proposed Amendment

If the proposed amendment to the Certificate of Incorporation is approved and adopted by the stockholders, approximately 100 million shares of Common Stock would then be authorized and available for future issuance. The additional authorized shares would be available for issuance from time-to-time by the Board any proper general corporate purpose, including those described above, without further stockholder approval, other than as may be required by New Jersey law or the rules of the NASDAQ Stock Market.

The additional shares of Common Stock for which the Company is seeking stockholder approval would be part of the existing class of the Company’s Common Stock and, if and when issued, would have the same rights and privileges as, and be identical in all respects (including voting, dividend, distribution and liquidation rights) to, shares of Common Stock currently outstanding. The proposed additional authorized shares of Common Stock will not affect any of the rights of the shares of Common Stock currently outstanding. Under New Jersey law and the Certificate of Incorporation, holders of the Company’s Common Stock are not entitled to preemptive rights to purchase shares of Common Stock that the Company may issue in the future.

The ability of the Board of Directors to issue additional shares of Common Stock may, under certain circumstances, be deemed to have an anti-takeover effect. The Company could use the additional authorized shares of Common Stock to make it more difficult or to discourage efforts to obtain control of the Company. However, the amendment to the Certificate of Incorporation is not being proposed in order to prevent a change-in-control, nor is the amendment in response to any attempt, or contemplated attempt, to acquire control of the Company or to gain representation on the Board. As is true for shares presently authorized but not issued, future issuances of the additional shares of Common Stock contemplated by the proposed amendment also could have a dilutive effect on earnings per share, book value per share, voting power and percentage ownership interest of current stockholders.

The Board of Directors intends to use the additional shares of Common Stock only for purposes and on terms that it deems to be in the best interests of the Company and its stockholders.

Impact if the Amendment is not Adopted

If the proposed amendment to the Certificate of Incorporation is not approved and adopted by the stockholders and the Company is unable to increase the number of authorized shares of Common Stock, the Company will be limited in the number of shares of Common Stock available for issuance to a total of 50,000,000 shares issued and outstanding. This could impact the Company’s ability in the future to issue Common Stock for capital raising, financing transactions, merger and acquisition transactions and other corporate purposes as the Company may not have a sufficient number of shares of Common Stock available to issue for these needs.

Required Vote

The Board of Directors unanimously approved and adopted the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock. Accordingly, the majority of outstanding shares of Common Stock voting at the Annual Meeting is required for stockholders to approve and adopt the proposed amendment to the Certificate of Incorporation.

Directors’ Recommendation

The Board of Directors unanimously recommends that stockholders vote “FOR” Proposal 3, approval and adoption of the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000 shares.

42

PROPOSAL 4
RATIFICATION OF INDEPENDENT AUDITORS

The Audit and Risk Committee has appointed the firm of Crowe LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2021. This appointment will continue at the pleasure of the Audit and Risk Committee and is presented to the shareholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our shareholders, the Audit and Risk Committee will consider that fact when it selects independent auditors for the following fiscal year.

Crowe LLP has served as our independent registered public accounting firm since July 1, 2014, and one or more representatives of Crowe LLP will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from shareholders.

The following table sets forth a summary of the fees billed or expected to be billed to the Company by Crowe for professional services rendered for the years ended December 31, 2020 and 2019.

PRINCIPAL ACCOUNTING FIRM FEES

Aggregate fees billed to the company for the fiscal years ended December 31, 2020 and 2019 by the Company’s principal accounting firm are shown in the following table:

	Fiscal Year Ended December 31
	2020	2019
Audit Fees	$616,600	$530,400
Audit Related Fees	200,000	125,000
Tax Fees (1)	24,000	19,000
Other Fees	173,368	100,000
Total Fees	$1,013,968	$774,400
____________________

(1)	Consists of tax filing and tax related compliance and other advisory services.

Required Vote

THE PROPOSAL TO RATIFY THE SELECTION OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2021 FISCAL YEAR REQUIRES AN AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES REPRESENTED ONLINE OR BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE ON THE PROPOSAL.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF CROWE LLP AS THE COMPANY’S INDEPENDENT AUDITORS

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SHAREHOLDER PROPOSALS

Proposals of shareholders to be included in the Company’s 2022 proxy material must be received by the secretary of the Company no later than January 25, 2022.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that all persons associated with the Company and subject to Section 16(a) have made all required filings on a timely basis for the fiscal year ended December 31, 2020, except for (i) Stephen Boswell with respect to the transaction occurring on November 3, 2020, (ii) Frank Sorrentino III, William S. Burns, Elizabeth Magennis, Christopher Ewing, Michael McGrover, and Laura Criscione, who were each late with respect to the reporting of (x) the tax withholding resulting from the one-third vesting of restricted stock units on March 15, 2018 and March 19, 2019, (y) the acquisition of shares pursuant to earned performance units granted on March 23, 2017 and the accompany tax withholding resulting from the same, and (z) the acquisition of shares pursuant to a grant of restricted stock units on March 20, 2020 and (iii) Michael O’Malley with respect to his initial Form 3; in each case due to a clerical error.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

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Exhibit A

FORM OF
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
CONNECTONE BANCORP, INC.

To:	Division of Revenue State of New Jersey

In accordance with the provisions of Section 14A:9-2(4) of the New Jersey Business Corporation Act, the undersigned Corporation executes the following Certificate of Amendment to the Certificate of Incorporation:

1.	The name of the Corporation is ConnectOne Bancorp, Inc.,

2.	The first sentence of Article FOURTH of the Certificate of Incorporation is amended and restated in its entirety to read as follows:

The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares, of which One Hundred Million (100,000,000) shares are designated as Common Stock, no par value (“Common Stock”), and Five Million (5,000,000) shares are designated as Preferred Stock, no par value (“Preferred Stock”).

3.	This Amendment to the Certificate of Incorporation was duly adopted by the shareholders of the Corporation on the 25th day of May 2021.

4.	The total number of shares entitled to vote on this Amendment to the Certificate of Incorporation is 39,724,433.

5.	The number of shares voting for and against such Amendments to the Certificate of Incorporation are as follows:

Number of Shares Voting For the Amendment	Number of Shares Voting Against the Amendment	Number of Shares Abstaining	Broker Non- Votes
45

IN WITNESS WHEREOF, I, Frank Sorrentino III, Chairman, President and Chief Executive Officer, have signed this Certificate of Amendment to the Certificate of Incorporation on the [___] day of May 2021.

CONNECTONE BANCORP, INC.

By:
Frank Sorrentino III
Chairman, President and Chief Executive Officer
46

CONNECTONE BANCORP, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 24, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CNOB2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 24, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D39595-P49287 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CONNECTONE BANCORP, INC.	For	Withhold	For All
	All	All	Except
The Board of Directors recommends you vote FOR the following:

1. Election of Directors	☐	☐	☐
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees:
01)	Frank Sorrentino III	07)	Nicholas Minoia
02)	Frank W. Baier	08)	Joseph Parisi Jr.
03)	Stephen T. Boswell	09)	Daniel Rifkin
04)	Katherin Nukk-Freeman	10)	William A. Thompson
05)	Frank Huttle III	11)	Mark Sokolich
06)	Michael Kempner	12)	Anson M. Moise

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
2.	To vote, on an advisory basis, to approve the executive compensation of ConnectOne Bancorp, Inc.'s named executive officers, as described in the proxy statement.	☐	☐	☐
3.	To authorize an amendment to the Certificate of Incorporation, as amended, to increase the number of authorized shares of our common stock, no par value per share, from 50,000,000 to 100,000,000.	☐	☐	☐
4.	To ratify the appointment of Crowe LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2021.	☐	☐	☐
NOTE: In their discretion, such other business as shall properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D39596-P49287

CONNECTONE BANCORP, INC.
Revocable Proxy for Annual Meeting
of Shareholders May 25, 2021
Solicited on behalf of the Board of Directors

The undersigned hereby appoints the Board of Directors of ConnectOne Bancorp, Inc. (the "Company"), and each of them to vote all of the shares of the Company standing in the undersigned's name at the Annual Meeting of Shareholders of the Company and any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting. Due to guidance from the Federal and New Jersey state governments regarding the impact of COVID-19, this year's Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. You will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CNOB2021. Because the Annual Meeting is virtual and being conducted via live webcast, shareholders will not be able to attend the Annual Meeting in person. Details regarding how to participate in the meeting online and the business to be conducted at the meeting are more fully described in the accompanying proxy statement.

This proxy will be voted as specified above. If no choice is specified, the proxy will be voted "FOR" Management's nominees to the Board of Directors, "FOR" the non-binding advisory resolution approving the Company's executive compensation, "FOR" an amendment to the Certificate of Incorporation, as amended, to increase the number of authorized shares of our common stock, no par value per share, from 50,000,000 to 100,000,000, and "FOR" ratification of the appointment of Crowe LLP as the Company's independent registered public accountants.

Continued and to be signed on reverse side

CONNECTONE BANCORP, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717	Your Vote Counts! CONNECTONE BANCORP, INC. 2021 Annual Meeting Vote by May 24, 2021 11:59 PM ET

D39625-P49287

You invested in CONNECTONE BANCORP, INC. and it’s time to vote!
You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy material for the shareholder meeting to be held on May 25, 2021.

Get informed before you vote
View the Notice and Proxy Statement and Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 11, 2021. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit www.ProxyVote.com Control #

Smartphone users Point your camera here and vote without entering a control number	Vote Virtually at the Meeting* May 25, 2021 9:15 AM EDT
Virtually at: www.virtualshareholdermeeting.com/CNOB2021

*	Please check the meeting materials for any special requirements for meeting attendance.

V1

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Board
Voting Items					Recommends
1.	Election of Directors
Nominees:
01)	Frank Sorrentino III	04) Katherin Nukk-Freeman	07) Nicholas Minoia	10) William A. Thompson
02)	Frank W. Baier	05) Frank Huttle III	08) Joseph Parisi Jr.	11) Mark Sokolich	For
03)	Stephen T. Boswell	06) Michael Kempner	09) Daniel Rifkin	12) Anson M. Moise
2.	To vote, on an advisory basis, to approve the executive compensation of ConnectOne Bancorp, Inc.’s named executive officers, as described in the proxy statement.				For
3.	To authorize an amendment to the Certificate of Incorporation, as amended, to increase the number of authorized shares of our common stock, no par value per share, from 50,000,000 to 100,000,000.				For
4.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2021.				For
NOTE: In their discretion, such other business as shall properly come before the meeting.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”.

D39626-P49287